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                                                                    EXHIBIT 99.1



                       GEMSTAR APPROVES MANAGEMENT CHANGES

                            Jeff Shell to Become CEO

Pasadena, CA (October 8, 2002) -- Gemstar-TV Guide International, Inc. ("Gemstar" or the "Company") [NASDAQ: GMSTE] today announced that its Board of Directors has reached an agreement in principle with Dr. Henry Yuen and Elsie Leung, subject to completion of definitive documentation. Under the terms of the agreement reviewed by a Special Committee of the Gemstar Board of Directors, Dr. Yuen will resign as Chief Executive Officer of the Company. Dr. Yuen will continue as Chairman of the Board in a non-executive capacity and, under a new five-year employment agreement will lead a business unit formed to pursue international business development opportunities. In that role, Dr. Yuen will also strive to enhance and improve the Company's interactive program guides and interactive technologies. As part of the agreement, Dr. Yuen has agreed to assign to Gemstar all intellectual property relating to the Company's business that he has developed and develops in the future in his new role. In addition, he has granted Gemstar the right of first refusal to certain future inventions related to interactive television and interactive programming guides for a period of time.

The Company also announced that Jeff Shell will be named Chief Executive Officer succeeding Dr. Yuen. Additionally, the Company announced the pending appointment of Paul Haggerty as acting Chief Financial Officer. Mr. Haggerty, currently Executive Vice President for Finance at News Corporation, which owns approximately 42 percent of the outstanding stock of Gemstar, will succeed Elsie Leung. Ms. Leung will remain as a member of the Board and, under a new three year agreement, will work with Dr. Yuen to pursue international opportunities for the Company. The Company said it will be conducting a search for a permanent Chief Financial Officer.

The Company said that Dr. Yuen would receive approximately $22 million and Ms. Leung approximately $7 million as termination payments under their existing contracts. In addition, Dr. Yuen and Ms. Leung would exchange approximately 20 million outstanding options for approximately 8 million shares of restricted stock and approximately 9 million new stock options in connection with their termination, employment and other future agreements.

As previously disclosed by the Company, the Company and the SEC have been in discussions regarding the Company's recently-completed internal accounting review. During the course of these discussions, the Company has informed the SEC of the developments related to this management restructuring. Pursuant to the recently-enacted Sarbanes-Oxley Act, it is possible that certain of the payments to Dr. Yuen and Ms. Leung may be escrowed.

Commenting on today's announcements, Dr. Yuen said: "My vision of creating a multi-media company focusing on television guidance to capture the exciting opportunities of interactive television and digital convergence has been realized by the formation of Gemstar-TV Guide International, Inc., which now reaches more than 100 million television viewers on a daily basis

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with its print, television, online and IPG properties. As I mentioned earlier this year, the Company has embarked on a new phase of growth which will focus on expanding its win-win relationship with service providers in the US."

Dr. Yuen continued: "Having worked with Jeff Shell for the past five months, I believe he will be an able successor, leading the Company through this phase of its development. As for me, I feel that my highest and best contribution to the Company at this stage is in the area of technology innovation and business development."

Rupert Murdoch, Chairman and Chief Executive of News Corporation, said: "Gemstar is a company of enormous potential, and it is our hope that today's announcement will foster growth and stability for the Company and its shareholders. We became, and remain, significant stakeholders in Gemstar because we believe deeply in the value of Gemstar's technology and assets and their vital role in the emerging digital world. Our challenge now is to convert that potential into reality and an important step in that direction is the appointment of Jeff Shell as CEO. His operational skills, industry relationships and leadership make Jeff the ideal executive to guide Gemstar at this crucial stage."

Mr. Murdoch continued: "I am pleased that Henry Yuen will continue to contribute his technological vision and innovative genius, so essential to the Company's creation and development, well into the future. I am also delighted that we were able to structure a relationship through which Gemstar will continue to benefit from Dr. Yuen's vision for years to come."

Mr. Shell said: "I'm thrilled with the opportunity to lead Gemstar at this important stage in its development. The TV Guide brand, our products and technology, and our financial position give us a rock-solid foundation. Our job now is to focus on productive, growth-oriented initiatives that capitalize on the Company's powerful assets. To this end, I am extremely grateful to the Board of Gemstar for the confidence they have demonstrated in me, and I look forward to meeting the many challenges they have laid out for this great company as we chart a new course together."

                                      * * *

Except for historical information contained here, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties. Actual results may differ from our current expectations. These forward-looking statements include the risk that the agreement in principle described above may not be finalized, the risk that the management changes described above may not result in the expected benefits and improvements; and the other risks detailed from time to time in the company's SEC reports, including the most recent reports on Forms 10-K, 8-K, and 10-Q, each as it may be amended from time to time.